 Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank, N.A. Completes Merger with Elmira Savings Bank and Expands Its Presence in the Central New York and Southern Tier Regions

SYRACUSE, N.Y. — May 16, 2022 —Community Bank System, Inc. (“Community Bank System”) (NYSE: CBU), the parent company of Community Bank, N.A. (“Community Bank”), announced today that Community Bank completed its merger with Elmira Savings Bank, a New York state chartered savings bank (“Elmira”) (NASDAQ-CM: ESBK) on May 13, 2022. Community Bank acquired Elmira in an all cash transaction representing total consideration valued at approximately $82.8 million. The merger added eight branch locations across a five-county area in the Central New York and Southern Tier markets. With completion of the merger, Community Bank System has over $16.2 billion in assets and over $13.8 billion in deposits.

Mark E. Tryniski, President and Chief Executive Officer of Community Bank System commented, “We are pleased to welcome the customers and employees of Elmira to Community Bank. Over the past 150 years, Elmira has developed a culture dedicated to exceptional customer service and meeting the banking needs of its communities. Community Bank shares these same values and looks forward to the opportunity to continue to serve Elmira’s customers. The commitment of our collective employees was demonstrated time and again by their efforts to work through the challenges caused by the COVID-19 pandemic to ensure that the customers’ transition to Community Bank is as seamless as possible. I want to commend both teams for their innovation and hard work and we are excited about this opportunity to expand the reach and depth of our banking services in the Central New York and Southern Tier regions. We hope that our new customers will enjoy the larger branch network and broad variety of financial services Community Bank and its subsidiaries have to offer. Community Bank is committed to our new employees and customers and the communities in which they live and work, and we look forward to this opportunity to welcome them to the Community Bank family.”

Under the terms of the Agreement and Plan of Merger, as amended (“Merger Agreement”), Elmira’s shareholders are entitled to receive $23.10 per share in cash for each share of common stock. The Paying Agent, Computershare Trust Company, N.A. (“Computershare”), is in the process of mailing the transmittal paperwork to each Elmira shareholder in order to process the merger payment in accordance with the Merger Agreement. Shareholders should receive the exchange paperwork within the next five to ten business days and do not need to take further action until such time. Any questions related to the exchange and payment process should be directed to Computershare at (800) 546-5141.

Stephens Inc. acted as financial advisor to Community Bank System and Squire Patton Boggs (US) LLP served as Community Bank System’s legal advisor. Boenning & Scattergood, Inc. served as financial advisor to Elmira, and Vorys, Sater, Seymour and Pease LLP served as Elmira’s legal advisor.

About Community Bank System, Inc.

With the inclusion of Elmira, Community Bank System will operate over 220 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank. With assets of over $16.2 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, Community Bank System offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. Community Bank System’s Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System is listed on the New York Stock Exchange and its stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or http://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “will,” “anticipate,” “expect,” “intend,” “estimate,” “target,” and words of similar import. Forward-looking statements are not historical facts but instead express only management’s current beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. The following factors, among others listed in Community Bank System’s Form 10-K and Form 10-Q filings, could cause the actual results of Community Bank System’s operations to differ materially from Community Bank System’s expectations: the effect of the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities Community Bank System serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on Community Bank System’s business; the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. New risks and uncertainties may emerge from time to time, and it is not possible for Community Bank System to predict their occurrence or how they will affect Community Bank System. Community Bank System does not assume any duty to update forward-looking statements.